UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 14, 2010

APPLE REIT NINE, INC.

(Exact name of registrant as specified in its charter)

Virginia	000-53603	26-1379210
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

814 East Main Street, Richmond, Virginia	23219
(Address of principal executive offices)	(Zip Code)

(804) 344-8121

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Apple REIT Nine, Inc. (which is referred to below as the “Company” or as “we,” “us” or “our”) is filing this report in accordance with Item 2.01 of Form 8-K.

Item 2.01.              Completion of Acquisition or Disposition of Assets.

On January 14, 2010, our indirect wholly-owned subsidiary, Apple Nine Hospitality Ownership, Inc. closed on the purchase of a limited liability company, Sunbelt — RAG, LLC, which owns a hotel located in Albany, Georgia.  Our purchasing subsidiary became the sole member of the limited liability company.  The hotel acquired by our purchasing subsidiary is a Fairfield Inn & Suites® by Marriott containing 87 guest rooms. The hotel is newly constructed and opened on January 14, 2010.  The purchase price for the limited liability company was $7,919,790.

On January 19, 2010, our indirect wholly-owned subsidiary, Apple Nine Hospitality Ownership, Inc. closed on the purchase of a limited liability company, Sunbelt — RPC, LLC, which owns a hotel located in Panama City, Florida.  Our purchasing subsidiary became the sole member of the limited liability company.  The hotel acquired by our purchasing subsidiary is a TownePlace Suites® by Marriott containing 103 guest rooms. The hotel is newly constructed and opened on January 19, 2010.  The purchase price for the limited liability company was $10,640,346.

The Sellers have no material relationship with us or our subsidiaries, other than through the related purchase contracts mentioned below.

These purchases, which resulted in the ownership of two hotels, were funded by our ongoing offering of Units (with each Unit consisting of one common share and one Series A preferred share).

All brand and trade names, logos or trademarks contained, or referred to, in this Form 8-K are the properties of their respective owners.

As a result of the closings described above, all closings have occurred under a series of purchase contracts executed on October 20, 2008 for the potential purchase of entities owning six hotels.  Additional information regarding the purchase contracts is set forth in our Form 8-K dated October 16, 2008 and filed with the Securities and Exchange Commission on October 22, 2008, which is incorporated herein by reference.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Apple REIT Nine, Inc.

By:	/s/ Glade M. Knight
Glade M. Knight, Chief Executive Officer

January 20, 2010

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